Exhibit 3(i)

May 7, 2008

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Company Name:	FILM ONE, LLC
UBI Number:	602-829-969
Effective Date:	5/7/2008
Application ID:	1152910

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Corporations Division

801 Capitol Way S.

Olympia, WA 98504-0234

360-753-7115

ACTION BY WRITTEN CONSENT

OF THE SOLE MANAGER

OF

35, LLC

AS OF MAY 7TH, 2008

The undersigned manager (the “Manager”) of 35, LLC, a Washington limited liability company (the “Company”), hereby takes the following actions and adopts the following resolutions in accordance with RCW §25.15.165 and subject to the Company’s Limited Liability Agreement (the “LLC Agreement”):

1.	Adoption of the Company’s Limited Liability Company Agreement.

RESOLVED: That the Company’s LLC Agreement, substantially in the form attached hereto as Exhibit 4.1, is hereby adopted, approved, ratified, and confirmed in its entirety.

2.	Certificate of Formation.

WHEREAS: The Company’s original Certificate of Formation, attached above under this Exhibit 3(i) (the “Certificate of Formation”), was filed on May 7, 2008 with the Secretary of State of the State of Washington.

RESOLVED: That a copy of the Certificate of Formation be inserted in the Company’s minute book (the “Minute Book”).

3.	Articles of Amendment.

WHEREAS: The Company filed Articles of Amendment with the Secretary of State of the State of Washington on September 30, 2008 changing the name of the Company from Film One, LLC to 35, LLC (the “Articles of Amendment”).

RESOLVED: That a copy of the Articles of Amendment be inserted in the Minute Book.

4.	Minute Book.

RESOLVED: That the Company shall maintain as part of its Minute Book (a) a record of the Certificate of Formation and all amendments thereto, (b) the LLC Agreement and all amendments thereto, (c) minutes of all meetings, or copies of actions by written consent, of the Company’s board of directors and of the Company’s members (the “Members”), with the time and place of holding, whether regular or special (and if special how authorized), the notice thereof given, the number of units present or represented at Members’ meetings, and the proceedings of such meetings, and (d) minutes of all meetings, or copies of actions by written consent, of the Manager of the Company, with the time and place of holding, whether regular or special (and if special how authorized), the notice thereof given, and the proceedings of such meetings.

5.	Unit Certificates.

WHEREAS: The sole Member has been presented with a proposed form of unit certificate representing an equity interest in the Company, substantially in the form attached hereto as Exhibit 4.2 hereto (the “Unit Certificate”), to be used by the Company for its equity units.

RESOLVED: That the Unit Certificate representing the Class A limited liability company units of the Company be in substantially the same form and that each such Unit Certificate shall bear the name of the Company, the participation amount represented thereby, the name of the owner of such participation amount, and the date such Unit Certificate was issued.

RESOLVED FURTHER: That the Unit Certificate shall bear appropriate transfer restriction legend(s) consistent with the provisions of the LLC Agreement and other relevant agreements;

RESOLVED FURTHER: That such Unit Certificates shall be signed by the Company’s Manager; and

RESOLVED FURTHER: That a blank Unit Certificate be inserted into the Minute Book as a specimen.

6.	Management of Fiscal Affairs.

RESOLVED: That any bank, as the Manager of the Company shall in its discretion select, is selected and designated as a depository of funds of the Company, and that the Manager is authorized to open and maintain, in the name of the Company, a checking, saving, safe deposit, payroll, or other account or accounts with said depository.

RESOLVED FURTHER: That the standard form of banking resolutions, as required by said bank, necessary to accomplish the foregoing resolution, are hereby approved and adopted as the resolutions of the Manager, and the Manager is hereby authorized to execute, certify, and deliver a copy thereof to said bank as the resolutions of the Company.

7.	Principal Office.

RESOLVED: That the principal office of the Company shall be:

2311 N. 45th Street, Suite 310

Seattle, WA 98103

8.	Agent for Service of Process.

RESOLVED: That the Company’s agent for service of process in the State of Washington shall be:

Corporation Service Company

6500 Harbour Heights Parkway, Suite 400

Mukilteo, WA 98725

9.	Payment of Expenses of Organization.

RESOLVED: That the Company’s Manager is authorized and directed to cause the Company to pay the expenses of its organization and reimburse the persons advancing such funds to the Company.

10.	Appointment of Tax Managers Partner.

RESOLVED: That the Company’s Manager is appointed as the Company’s “Tax Matters Partner.”

11.	Accountants.

RESOLVED: That a duly certified public accounting firm to be chosen by the Manager shall be retained as independent auditors for the Company to set up, prepare, and maintain the financial records of the Company, and to prepare such financial statements and tax returns as may be required of the Company or requested by the Manager from time to time.

12.	Fiscal Year.

RESOLVED: That the Company’s fiscal year shall end on September 30th of each year.

13.	Withholding Taxes.

RESOLVED: That the Company’s Manager is authorized and directed to consult with the bookkeeper, auditors, and attorneys of the Company in order to be fully informed as to, and to collect and pay promptly when due, all withholding taxes for which the Company may now be (or hereafter become) liable.

14.	Qualification to Do Business.

RESOLVED: That the Company’s Manager is authorized to take any and all steps that it deems to be necessary to qualify the Company to do business as a foreign limited liability company in each state that the officers determine such qualification to be necessary or appropriate.

15.	Employer Identification Number.

RESOLVED: That the Manager of the Company is directed to apply to the IRS District Director for an employer’s identification number on Form SS- 4.

16.	Omnibus Resolution.

RESOLVED: That the Manager of the Company is authorized and empowered to take such other actions and sign such other documents as may be necessary or advisable to carry out the intent and accomplish the purposes of the foregoing resolutions.

This Action by Written Consent of the Sole Manager of 35, LLC was executed effective as of the date first set forth above.

INDIESHARES MANAGEMENT, LLC,
a Washington limited liability company

/s/ JAY T. SCHWARTZ
Jay T. Schwartz, President

/s/ George Brumder
George Brumder, CFO

/s/ Julie Chase
Julie Chase, CMO